Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-159576 and 333-179620) pertaining to Packaging Corporation of America Thrift Plan for Hourly Employees of our report dated June 27, 2013, with respect to the financial statements of Packaging Corporation of America Thrift Plan for Hourly Employees for the year ended December 31, 2012 included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

                    /s/ Ernst & Young LLP

Chicago, Illinois

June 27, 2014